Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
     THIS SEVERANCE AGREEMENT AND RELEASE (the “Agreement”) is made this 3rd day of September, 2009, by and between John D. Filipowicz (“Employee”) and RCN Telecom Services, Inc. (“Company”), together with each and every one of its predecessors, successors, directors, officers, employees and agents, whether present or former (collectively the “Releasees”).
     WHEREAS, Employee’s employment by the Employer will terminate effective August 21, 2009 (“Separation Date”);
     WHEREAS, the parties desire that Employee’s separation be on an amicable basis;
     In consideration of the mutual covenants and obligations contained herein, Employee and Company, each intending to be legally bound, agree as follows:
     1. Separation Benefits. In consideration for the releases and other covenants set forth in this Agreement, the Company will provide Employee with the separation payment(s) and benefit(s) set forth on Exhibit A (the “Separation Benefits”). Employee acknowledges that the Company has no previous obligation to provide Employee the Separation Benefits.
     2. Acknowledgement. Employee acknowledges that he or she has received all compensation due from the Company, including all vacation pay and other compensation due. Employee acknowledges that, if applicable, he or she has received proper compensation for any overtime hours worked. Employee acknowledges that he or she has been granted any leave time to which he or she believes he or she was entitled under the Family and Medical Leave Act or other laws.
     3. Employee’s Release. Employee, on behalf of himself or herself, and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns, and successors hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Employee’s release specifically includes, but is not limited to:
          a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;
          b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

          c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, pregnancy, childbirth or related medical conditions, marital status and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Virginia Human Rights Act, Virginia Code § 2.1-714 et seq., or any comparable statute of any other state, country, or locality;
          d. any and all claims under any federal, state or local statute or law;
          e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
          f. any and all claims for attorneys’ fees and costs.
     4. Effect of Release. Employee agrees and acknowledges:
          a. that this Agreement is intended to be a general release that extinguishes all claims by Employee against Releasees;
          b. that Employee is waiving any claims against Releasees arising under all federal, state and local statutes, ordinances and common law, including but not limited to any and all claims alleging personal injury, emotional distress or other torts, to the fullest extent permitted by law;
          c. that Employee is waiving all claims against Releasees, known or unknown, arising or occurring prior to and including the date of Employee’s execution of this Agreement;
          d. that by signing (and not revoking) this Agreement, Employee is permanently giving up, surrendering, and waiving any claim that Releasees subjected him to discrimination or harassment because of age, took any other adverse action against Employee because of age, or violated any other provision of the ADEA (or any similar law) in connection with Employee’s employment or termination from employment;
          f. that the Separation Benefits that Employee will receive in exchange for Employee’s waiver of the claims specified herein exceeds anything of value to which Employee is already entitled;
          g. that Employee was hereby informed by the Company in writing to consult with an attorney, and that Employee had at least 21 days to consider this Agreement;

          h. that Employee has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Employee’s choosing; and
          i. that Employee has had a reasonable period of time within which to consider this Agreement.
Employee agrees not to apply for or seek employment by the Company. Neither this release nor the promise not to sue set out below should be construed, however, to prevent Employee from filing a claim based on rights that cannot be waived as a matter of law, such as, but not limited to, the right to claims for vested benefits under ERISA; the right to continued benefits in accordance with COBRA; any claim to receive workers’ compensation benefits or unemployment insurance, in accordance with applicable law; the right to challenge the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”); any claim to enforce the terms of this Agreement; or any claim which cannot be waived as a matter of law.
     5. Covenant Not to Sue. Employee affirms that no charge, complaint or action exists in any forum brought by or on behalf of Employee against the Releasees and that Employee has not assigned any existing or potential claim that Employee purports to release to any third party. Further, Employee, on behalf of himself or herself, and his or her descendants, dependents, heirs, executors, administrators, assigns, and successors covenants that Employee will not at any time hereafter commence, maintain, or in any way cause, or advise to be commenced or prosecuted, or permit to be filed by any other person on her behalf, any grievance, charge, action (including any class action), suit, or proceeding (judicial or administrative) against Company, except as such waiver is specifically prohibited by law or regulation. Although this Agreement does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in an investigation conducted by the Commission (or similar state agency), any claims for personal relief, including reinstatement or monetary damages, would be barred.
     6. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees.
     7. No Admissions. Neither the execution of this Agreement by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
     8. No Disparagement. Employee agrees to refrain from making disparaging comments about the Releasees, and further agrees not to disrupt the Releasees’ business activities in any manner whatsoever. Company agrees to use reasonable best efforts not to make any disparaging comments about the Employee.
     9. Confidentiality of Agreement. Employee shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to his or her accountant, attorney, spouse, and to others as required by law.

     10. Cooperation. Employee agrees to cooperate fully and promptly with any inquiries he gets from the Company, its Board of Directors, or any committee thereof pertaining to any and all matters relating to the management, operations, and/or financial affairs of the Company. Such cooperation shall include truthful interviews as requested by the Company and the providing of all requested documents, electronic data and/or other information. The Company will reimburse Employee for all reasonable expenses associated his cooperation.
     11. Confidentiality; Non-Solicitation. In consideration for the consideration which Employee has or will receive from the Company under this Agreement, Employee agrees to be bound by the Restrictive Covenants set forth below.
          a. Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:
               (1) “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any parent, subsidiary or affiliate of the Company which are not generally known or accessible to the public. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) policy information, (e) sales and marketing data, methods, plans and efforts, and market research information, (f) the identities of the Company’s actual and prospective customers (including identifying information such as name, address and telephone number), contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) pricing information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
               (2) “Restricted Period” means the twelve month period following the Employee’s Separation Date.
               (3) “Restrictive Covenants” means the provisions contained in Section 11 of this Agreement.
          b. Non-Solicitation. Employee shall not, during the Restricted Period, influence or attempt to influence any person to either (1) terminate or modify any employment, consulting, director, agency or other arrangement with the Company, or (2) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an Employee, consultant, agent or director of the Company at any time during the Restricted Period.

          c. Confidentiality. Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the period of Employee’s employment and thereafter, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company, except as may be required by law. If Employee or any of his or her representatives become legally compelled to disclose any of the Proprietary Information, Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. Employee also recognizes that Employee continues to be bound by the Company’s Code of Conduct and its provisions concerning confidentiality.
          d. Property. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. Employee shall not make, retain, remove, disclose and/or distribute any copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company for any reason whatsoever and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have had access or with which for any reason he may have become familiar. Upon the termination of his or her employment with the Company, Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.
     12. Rights and Remedies Upon Breach.
          a. Specific Enforcement. Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him or her, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Employee, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.
          b. Accounting. If Employee willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
          c. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
     13. Disclosure of Restrictive Covenants. Employee agrees to disclose the existence and terms of the restrictive covenants set forth in Section 11 to any employer that Employee may work for during the Restricted Period. Employee further agrees that the Company has the right to make such disclosure to any future employer of Employee or for any other legitimate business purpose.
     14. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.
     15. Essential Terms. Employee understands and acknowledges that the promises in paragraphs 5, 8, 9, 10 and 11 are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement. Employee therefore agrees that if he or she should breach any of the provisions of the aforementioned paragraphs, it will be a material breach of the Agreement, entitling Company (in addition to any other remedies available) to not make any payments that are still outstanding, to costs and fees for enforcement of the breached provision(s), and to the return of any payments made to Employee pursuant to this Agreement, except that Employee may retain (or be paid) $1,000 as consideration for the release. This Agreement will in all other respects remain in full force and effect.
     16. Advice of Counsel; Revocation Period; Effective Date. Employee is hereby advised to seek the advice of counsel. Employee acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of the Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Employee intends that this Agreement shall not be subject to any claim for duress. Employee may revoke this Agreement during the seven (7) day period following his execution of this Agreement. This Agreement shall not be effective or enforceable until the 8th day following Employee’s execution and non-revocation of this Agreement. If Employee revokes this Agreement, the parties shall have no obligations under this Agreement. Employee may revoke this Agreement by giving written notice of such revocation to the General Counsel at:
General Counsel
RCN Corporation
196 Van Buren Street
Herndon, VA 20170

     17. Fees and Costs. The parties shall bear their own attorneys’ fees and costs.
     18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.
     19. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
     20. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.
     21. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law principles of any jurisdiction.
     22. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

     IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year first written below.

John D. Filipowicz

Date:

By:	RCN TELECOM SERVICES, INC.

Jennifer McGarey

Title:	Vice President, Human Resources & Acting General Counsel

Date:

EXHIBIT A
SEPARATION BENEFITS
     1. 12 Months Salary Continuation. The Company will pay Employee separation payments in the total amount of $250,000, less federal, state and local tax withholdings and any other deductions required by law or previously authorized by Employee, payable in a single lump payment commencing within 30 days after Employee delivers to the Company an executed copy of this Agreement.
     2. Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled as of the Separation Date. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment until the earlier of December 31, 2010 or the Benefits Expiration Date (defined below). Employee’s portion of the costs for any such continued benefits shall be deducted from payments to Employee described in Section 1 of this Exhibit A (or, if such amounts are unavailable or insufficient, Employee shall pay such amounts as otherwise directed by the Company). Employee is obligated to inform the Company within 10 days of becoming eligible for benefit coverage through another employer, through his spouse’s employer, or otherwise, with all medical, dental and vision plan coverage ending as of the last day of the month as of which Employee becomes eligible for such other benefit coverage (the “Benefits Expiration Date”). Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee shall be eligible for health insurance coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985( “COBRA”);
     3. Additional payment in lieu of vacation. The Company will pay Employee an amount equal to 55.45 hours of base pay as compensation for the vacation time Employee would have accrued if he had remained employed through December 31, 2009.
     4. 2009 Annual Performance Bonus. The Company shall pay Employee his 2009 annual bonus pursuant to the Company’s 2009 Short Term Incentive Plan (“Bonus Plan”) attributable to Employee’s employment with the Company for the period from January 1, 2009 through the Separation Date. The parties agree and acknowledge that Employee’s annual bonus target is fifty percent (50%) of Employee’s eligible salary from January 1, 2009 through the Separation Date. Employee’s bonus payment will be based on calculations as defined in the Bonus Plan as in effect on the Separation Date. The Company will pay the bonus payment, if any, to Employee at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan.
     5. 12 Months of Equity Vesting. For purposes of vesting in equity awards made pursuant to the Company’s 2005 Stock Compensation Plan (the “Plan”), the Company will treat Employee as if he remained employed through the 12 month period following the Separation Date. Any option (or portion thereof) that vests pursuant to this Section 4 shall terminate at 5:00 p.m. (local Virginia time) on the 180th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement (the “Equity Cancellation Date”). Furthermore, the Equity Cancellation Date for all options vested prior to the Separation Date will be February 21, 2010. Any terminated option shall be cancelled and shall have no further force or effect. Any Plan awards of performance-based restricted stock or restricted stock units scheduled to vest during this 12 month time period will remain subject to applicable performance-based criteria as described under the Plan and award agreements. Except as expressly provided herein, the terms of the Plan and applicable award agreements shall govern all of Employee’s outstanding Plan awards.